FOR IMMEDIATE RELEASE	Contacts:	NEWS RELEASE Union Drilling, Inc.
Christopher D. Strong, CEO
Tina Castillo, CFO
817-735-8793
DRG&L
Ken Dennard / Ben Burnham
713-529-6600

UNION DRILLING REPORTS

2012 FIRST QUARTER RESULTS

FORT WORTH, Texas, May 2, 2012 – Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the three month period ended March 31, 2012.

Revenues for the first quarter of 2012 were $64.6 million compared to $56.0 million in the first quarter of 2011. The Company reported a net loss of $2.2 million for the quarter, or $0.10 per share, compared to a net loss of $4.6 million, or $0.20 per share, during the prior year period.

EBITDA for the first quarter of 2012 totaled $9.8 million compared to $6.4 million reported in the same period last year. For additional information regarding EBITDA and as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

During the quarter, Union Drilling repurchased approximately 1.0 million shares of its common stock at an average price of $5.53 per share, including commissions. As of March 31, 2012, the Company had cumulatively repurchased 1.1 million shares since the authorization of its 3.0 million share repurchase program in October 2011.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, stated, “Although we anticipated some weakness in the first quarter due to seasonal issues and the shifting of rigs to oil and liquids plays, the financial results were more significantly impacted than we expected. Several rigs were idle for two or three months of the quarter as they transitioned between jobs, and we continued to incur expenses during those periods. In addition we’re seeing more cost inflation across the fleet, especially for labor.

“Several – but not all – of the transitioning rigs are back to work today, and dayrates are continuing to trend upwards, though at a modest pace. We took delivery of one newbuild early in the second quarter and expect to have two more before the second quarter ends. In total, we currently have 41 of our 50 rigs working as of today.”

Operating Statistics

Union Drilling’s average marketed rig utilization for the first quarter of 2012 was 77.8%, up from 54.2% in the first quarter of 2011 (“year-over-year”), and down from 84.2% in the fourth quarter of 2011 (“sequential”). Pro forma utilization for the first quarter of 2011, which excludes rigs that have subsequently been divested, was 70.0%. The sequential decline in utilization was due to several rigs experiencing downtime after term contracts ended. Revenue days totaled 3,540, up 2% year-over-year and down 10% sequentially.

Average revenue per revenue day was $18,254, up 13% year-over-year and 5% sequentially. Operating expenses per revenue day for the first quarter of 2012 were $13,499 per revenue day, up 10% year-over-year and 12% sequentially. The increase in operating expense per revenue day was primarily due to completing repairs and recertifications as well as retaining crews on rigs that were between contracts.

Drilling margins totaled $16.8 million, or 26% of revenues, compared year-over-year to 24% of revenues, and compared sequentially to 31% of revenues. Average drilling margin per revenue day totaled $4,755 for the first quarter of 2012, up 23% year-over-year, and down 12% sequentially. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Conference Call

Union Drilling’s management team will hold a conference call on Thursday, May 3, 2012, at 10:00 a.m. Eastern time. To participate in the call, dial 480-629-9645 ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the Internet, please visit Union Drilling’s website fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through May 10, 2012 and may be accessed by calling (303) 590-3030 and using the pass code 4530427. Also, an archive of the webcast will be available after the call for a period of 60 days on the “Investor Relations” section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Fort Worth, Texas, provides contract land drilling services and equipment to oil and natural gas producers in the United States. Union Drilling currently markets 50 rigs and specializes in unconventional drilling techniques.

UDRL-E

Statements we make in this press release that express a belief, expectation or intention, as well as those which are not historical fact, are forward-looking statements within the meaning of the federal securities laws and are subject to risks, uncertainties and assumptions. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words. These matters include statements concerning management’s plans and objectives relating to our operations or economic performance and related assumptions, including general economic and business conditions and industry trends, the continued strength or weakness of the contract land drilling industry in the geographic areas in which we operate, decisions about onshore exploration and development projects to be made by oil and gas companies, the highly competitive nature of our business, our future financial performance, including availability, terms and deployment of capital, the continued availability of qualified personnel, and changes in, or our failure or inability to comply with, government regulations, including those relating to workplace safety and the environment. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Further, we specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties, including the risk factors described in our public filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. Management cautions that forward-looking statements are not guarantees, and our actual results could differ materially from those expressed or implied in the forward-looking statements.

Union Drilling, Inc.

Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues
Total revenues	$64,620	$55,995

Cost and expenses
Operating expenses	47,788	42,575
Depreciation and amortization	12,217	12,608
General and administrative	7,512	7,253

Total cost and expenses	67,517	62,436

Operating loss	(2,897)	(6,441)

Interest expense	(450)	(387)
Gain on disposal of assets	320	196
Other income	175	86

Loss before income taxes	(2,852)	(6,546)

Income tax benefit	(638)	(1,949)

Net loss	$(2,214)	$(4,597)

Loss per common share:
Basic	$(0.10)	$(0.20)

Diluted	$(0.10)	$(0.20)

Weighted-average common shares outstanding:
Basic	23,114,046	23,183,628

Diluted	23,114,046	23,183,628

Union Drilling, Inc.

Operating Statistics

(in thousands, except day and per day data)

	Three Months Ended March 31,
	2012	2011
Revenues	$64,620	$55,995
Operating expenses	$47,788	$42,575
Drilling margins	$16,832	$13,420

Revenue days	3,540	3,463
Marketed rig utilization	77.8%	54.2%

Revenue per revenue day	$18,254	$16,170
Operating expenses per revenue day	$13,499	$12,295
Drilling margin per revenue day	$4,755	$3,875

Union Drilling, Inc.

Condensed Balance Sheets

(in thousands, except share data)

	March 31, 2012	December 31, 2011
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$7	$7
Accounts receivable (net of allowance for doubtful accounts of $1,270 and $1,409 at March 31, 2012 and December 31, 2011, respectively)	41,350	45,387
Inventories	782	832
Income tax recoverable	302	368
Prepaid expenses, deposits and other receivables	1,990	3,027
Deferred taxes	1,239	1,239

Total current assets	45,670	50,860

Intangible assets (net of accumulated amortization of $1,296 and $1,221 at March 31, 2012 and December 31, 2011, respectively)	904	979
Property, buildings and equipment (net of accumulated depreciation of $222,561 and $212,173 at March 31, 2012 and December 31, 2011, respectively)	296,399	289,429
Other assets	686	743

Total assets	$343,659	$342,011

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$19,229	$21,513
Current portion of notes payable for equipment	287	120
Financed insurance premiums	771	1,057
Accrued expenses and other liabilities	9,252	10,811

Total current liabilities	29,539	33,501

Revolving credit facility	81,551	67,813
Long-term notes payable for equipment	123	70
Deferred taxes	42,404	42,972

Total liabilities	153,617	144,356
Stockholders’ equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; and 25,228,816 shares issued both at March 31, 2012 and December 31, 2011	252	252
Additional paid in capital	172,781	172,465
Retained earnings	33,614	35,828
Treasury stock; 3,114,291 and 2,080,700 shares at March 31, 2012 and December 31, 2011, respectively	(16,605)	(10,890)

Total stockholders’ equity	190,042	197,655

Total liabilities and stockholders’ equity	$343,659	$342,011

EBITDA is earnings before net interest, income taxes, depreciation and amortization and non-cash impairment. The Company believes EBITDA is a useful measure of evaluating its financial performance because it is used by external users, such as investors, commercial banks, research analysts and others, to assess: (1) the financial performance of Union Drilling’s assets without regard to financing methods, capital structure or historical cost basis, (2) the ability of Union Drilling’s assets to generate cash sufficient to pay interest costs and support its indebtedness, and (3) Union Drilling’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net loss is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands)

	Three Months Ended March 31,
	2012	2011
Calculation of EBITDA:
Net loss	$(2,214)	$(4,597)

Interest expense	450	387
Income tax benefit	(638)	(1,949)
Depreciation and amortization	12,217	12,608

EBITDA	$9,815	$6,449

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands, except day and per day data)

	Three Months Ended March 31,
	2012	2011
Calculation of drilling margin:
Operating loss	$(2,897)	$(6,441)
Depreciation and amortization	12,217	12,608
General and administrative	7,512	7,253

Drilling margin	$16,832	$13,420

Revenue days	3,540	3,463

Drilling margin per revenue day	$4,755	$3,875